                                                                     Exhibit 2.3


                            TAX ALLOCATION AGREEMENT

                                  by and among

                            GREEN ACQUISITION CORP,

                                 CONRAIL INC.,

                         CONSOLIDATED RAIL CORPORATION,

                            PENNSYLVANIA LINES LLC,

                                      and

                           NEW YORK CENTRAL LINES LLC

                         Dated as of [      ] [  ], 2004

                               TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
ARTICLE I     DEFINITIONS.................................................................................    2

ARTICLE II    ALLOCATION OF INCOME TAXES AND OTHER TAXES..................................................    8
     Section 2.01.  Allocation of U.S. Federal Income Taxes...............................................    8
     Section 2.02.  Allocation of State and Local Income Taxes............................................    8
     Section 2.03.  Allocation of Taxes Other Than Income Taxes...........................................    9

ARTICLE III   TAXES ATTRIBUTABLE TO THE CSX DISTRIBUTIONS AND THE NS DISTRIBUTIONS; ADDITIONAL RULINGS....   10
     Section 3.01.  Restrictions on Post-Distribution Actions.............................................   10
     Section 3.02.  Allocation of Distribution Related Liability..........................................   10
     Section 3.03.  Special Representations...............................................................   12

ARTICLE IV    FILING OF INCOME TAX RETURNS; PAYMENT OF INCOME TAXES.......................................   13
     Section 4.01.  Tax Returns for Pre-Distribution Periods..............................................   13
     Section 4.02.  Tax Returns for Post-Distribution Periods.............................................   13
     Section 4.03.  Preparation of Returns................................................................   14

ARTICLE V     TAX CONTESTS................................................................................   15
     Section 5.01.  Notification, Participation and Consultation..........................................   15
     Section 5.02.  Pre-Distribution Periods..............................................................   15
     Section 5.03.  Post-Distribution Periods.............................................................   16

ARTICLE VI    COOPERATION AND RECORD RETENTION............................................................   16
     Section 6.01.  Cooperation...........................................................................   16
     Section 6.02.  Record Retention......................................................................   16

ARTICLE VII   MISCELLANEOUS MATTERS.......................................................................   17
     Section 7.01.  Amendment and Waiver..................................................................   17
     Section 7.02.  Entire Agreement......................................................................   17
     Section 7.03.  Notices...............................................................................   17
     Section 7.04.  Dispute Resolution....................................................................   18
     Section 7.05.  Remedies..............................................................................   18
     Section 7.06.  Successors and Assigns................................................................   18
     Section 7.07.  Severability; No Presumption Against Drafter..........................................   18
     Section 7.08.  Counterparts..........................................................................   18
     Section 7.09.  Descriptive Headings..................................................................   19
     Section 7.10.  No Third-Party Beneficiaries..........................................................   19
     Section 7.11.  Form of Payments and Late Payments....................................................   19
     Section 7.12.  Confidentiality.......................................................................   19
     Section 7.13.  Governing Law.........................................................................   19

                            TAX ALLOCATION AGREEMENT

      This Tax Allocation Agreement, dated as of [ ] [ ], 2004 (this "AGREEMENT"), is entered into by and among Green Acquisition Corp., a Pennsylvania corporation ("GREEN"), Conrail Inc., a Pennsylvania corporation ("CRR"), Consolidated Rail Corporation, a Pennsylvania corporation ("CRC"), Pennsylvania Lines LLC, a Delaware limited liability company ("PRR") and New York Central Lines LLC, a Delaware limited liability company ("NYC"); and, solely for purposes of Articles III of this Agreement, CSX Corporation, a Virginia corporation ("CSX") and Norfolk Southern Corporation, a Virginia corporation ("NS").

                                    RECITALS

      A. WHEREAS, Green is the common parent of an affiliated group of corporations (the "AFFILIATED GROUP"), as defined in Code (as defined herein)
Section 1504(a), filing a U.S. federal consolidated Income Tax Return (as such terms are defined herein);

      B. WHEREAS, CRR is a wholly-owned Subsidiary of Green and CRC is a wholly-owned Subsidiary of CRR;

      C. WHEREAS, PRR and NYC are limited liability companies that are wholly-owned by CRC and are treated (i) as divisions of CRC for U.S. federal Income Tax purposes and by some states and local governments for state and local Tax purposes and (ii) as corporations by other states and local governments for state and local Tax purposes;

      D. WHEREAS, CSX and certain of its Subsidiaries, NS and certain of its Subsidiaries, and Green and certain of its Subsidiaries have entered into the Distribution Agreement, dated as of [ ] [ ], 2004 (the "DISTRIBUTION AGREEMENT");

      E. WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in the Distribution Agreement;

      F. WHEREAS, upon the terms and subject to the conditions set forth in the Distribution Agreement, effective on the Distribution Date, (i) CRC shall Transfer the NYC Membership Interest to NYC Newco (the "NYC SEPARATION") and the PRR Membership Interest to PRR Newco (the "PRR SEPARATION," together with the NYC Separation, the "SEPARATIONS"), in exchange for 99.9% of the outstanding common stock of each of NYC Newco (the "NYC SHARES") and PRR Newco (the "PRR SHARES," together with the NYC Shares the "NEWCO SHARES"), respectively, and new debentures issued by each of NYC Newco and PRR Newco, respectively, (ii) CRC shall then Transfer the Newco Shares to CRR, (iii) CRR shall then Transfer the Newco Shares to Green (the Transfers in steps (ii) and (iii), to the extent they relate to the NYC Shares, the "NYC INTERNAL DISTRIBUTIONS," and, to the extent they relate to the PRR Shares, the "PRR INTERNAL DISTRIBUTIONS," collectively the "INTERNAL DISTRIBUTIONS"), (iv) Green shall then Transfer the Newco Shares to CRR Parent (the Transfer of the NYC shares to CRR Parent, the "NYC DISTRIBUTION," and the transfer of the PRR Shares to CRR Parent, the "PRR DISTRIBUTION," collectively, the "DISTRIBUTIONS") and (v) CRR Parent shall then Transfer the NYC Shares to CSX and the PRR Shares to NS. CSX then may engage in various transactions with respect to the NYC Shares and NYC Newco and NS then may engage in various transactions with respect to the PRR Shares and PRR Newco respectively;

      G. WHEREAS, the Internal Distributions and the Distributions are intended to qualify as Tax free under Code Sections 368 and 355;

      H. WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating certain Taxes among the Parties, for the treatment of refunds of certain Taxes, and for the conduct of Tax Contests (as defined herein) that could result in a redetermination of certain Taxes.

      I. NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      As used in this Agreement, the following terms (whether used in the singular or the plural) shall have the following meanings:

      "ADDITIONAL RULING" has the meaning set forth in Section 3.02(c).

      "AFFILIATED GROUP" has the meaning set forth in the Recitals.

      "AGREEMENT" has the meaning set forth in the Preamble.

      "ALLOCABLE SHARE" means, with respect to the CRR Group, NYC Group and the PRR Group, an amount equal to the consolidated U.S. federal Income Tax liability of such Applicable Group for the relevant Tax Period as reflected on that groups' Pro Forma Consolidated Federal Income Tax Return for such Tax Period; provided, however, that, if any Applicable Group has a consolidated U.S. federal Income Tax loss for any Tax Period, such group's consolidated U.S. federal Income Tax liability for such Tax Period shall be treated as zero.

      "APPLICABLE GROUP" has the meaning set forth in the definition of Pro Forma Consolidated Federal Income Tax Return.

      "CODE" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

      "CONSOLIDATED GROUP" means an affiliated group of corporations within the meaning of Code Section 1504 (or any analogous state or local law) that files a consolidated, combined or unitary Return.

      "CONTEMPLATED ACTIONS" has the meaning set forth in Section 3.02(c).

      "CRC" has the meaning set forth in the Preamble.

      "CRR" has the meaning set forth in the Preamble.

      "CRR GROUP" means CRR and its Subsidiaries (excluding the PRR Group and the NYC Group).

      "CSX" has the meaning set forth in the Preamble.

      "CSX ENTITIES" has the meaning set forth in Section 3.01(a).

      "DISTRIBUTIONS" has the meaning set forth in the Recitals.

      "DISTRIBUTION AGREEMENT" has the meaning set forth in the Recitals.

      "EXEMPTION AMOUNT" means, (A) in the case of the PRR Group, an amount equal to the largest amount that both (i) does not exceed (but may equal) the PRR Group's Allocable Share and (ii) when multiplied by 0.724137931 does not exceed (but may equal) the NYC Group's Allocable Share, (B) in the case of the NYC Group, an amount equal to the product of (i) the PRR Group's Exemption amount and (ii) 0.724137931, and (C) in the case of all other Group's, the Exemption Amount shall be zero. The Parties agree and acknowledge that the calculation of the Exemption amount for the NYC Group and the PRR Group may be an iterative calculation and agree that such a calculation shall be made with the goal of determining, and in a manner that will result in, the largest Exemption Amount for each. The Exemption Amount shall only apply to offset Taxes described in Section 2.01(a).

      "FINAL DETERMINATION" means any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refund, amended Returns or appeals from adverse determinations).

      "GREEN" has the meaning set forth in the Preamble.

      "GREEN CONSOLIDATED GROUP" shall mean Green, the CRR Group, the CRC Group, the PRR Group, and the NYC Group.

      "GREEN CONSOLIDATED RETURN" means any Tax Return with respect to U.S. federal Income Taxes filed on a consolidated basis wherein Green and any one or more of Green's Subsidiaries join in the filing of such Return for any Tax Period or portion thereof.

      "INCOME TAX" means all taxes based, in whole or in part, on net income or gross income (including alternative minimum and estimated taxes), together with any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any U.S. federal, state, local, foreign or other taxing authority on a Party.

      "INDEMNIFYING PARTY" shall have the meaning set forth in Section 5.02(c).

      "INTERNAL DISTRIBUTIONS" has the meaning set forth in the Recitals.

      "NS" has the meaning set forth in the Preamble.

      "NS ENTITIES" has the meanings set forth in Section 3.01(b).

      "NEWCO SHARES" has the meaning set forth in the Recitals.

      "NYC" has the meaning set forth in the Preamble.

      "NYC DISTRIBUTION" has the meaning set forth in the Recitals.

      "NYC GROUP" means NYC and its Subsidiaries.

      "NYC INTERNAL DISTRIBUTIONS" has the meaning set forth in the Recitals.

      "NYC SEPARATION" has the meaning set forth in the Recitals.

      "NYC SHARES" has the meaning set forth in the Recitals.

      "PARTY" means, as the context requires, one or more of Green, CRR Group, a member of the CRR Group, CRC Group, a member of the CRC Group, PRR Group, a member of the PRR Group, NYC Group, or a member of the NYC Group.

      "PERSON" means any individual and any partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other business entity formed or operating under applicable U.S. federal, state or foreign law.

      "POST-DISTRIBUTION PERIOD" means any Tax Period that, to the extent it relates to a member of the NYC Group or the PRR Group, begins after a Distribution Date.

      "PRE-DISTRIBUTION PERIOD" means any Tax Period that, to the extent it relates to a member of the NYC Group or the PRR Group, ends on or before the Distribution Date.

      "PRO FORMA CONSOLIDATED FEDERAL INCOME TAX RETURN" means a consolidated U.S. federal Income Tax Return prepared as if NYC, in the case of the NYC Group and PRR, in the case of the PRR Group, filed a consolidated federal Income Tax Return on behalf of the other eligible members of the NYC Group and the PRR Group as applicable (such applicable group, the "APPLICABLE GROUP"), for such taxable year; provided, however, that for purposes of preparing such consolidated federal Income Tax Return for a taxable period that includes the Distribution Date, the taxable period of the NYC Group and the PRR Group shall be treated as ending on the Distribution Date. Pro Forma Consolidated Federal Income Tax Returns shall be prepared in accordance with the following principles:

            (a) in the case of the PRR Group and the NYC Group, each Pro Forma Consolidated Federal Income Tax Return shall be prepared as if PRR and NYC were corporations and were the common parent filing consolidated federal income tax returns with its eligible Subsidiaries;

            (b) each Pro Forma Consolidated Federal Income Tax Return shall be prepared as if the Applicable Group had never been included in the Green Consolidated Group and did not include members of any other Applicable Group;

            (c) each Pro Forma Consolidated Federal Income Tax Return shall reflect any actual short taxable years resulting from the Applicable Group joining or leaving the Green Consolidated Group;

            (d) each Pro Forma Consolidated Federal Income Tax Return shall reflect any carryovers of net operating losses, net capital losses, excess Tax credits, or other Tax attributes ("TAX ITEMS") from prior years' Pro Forma Consolidated Federal Income Tax Returns that could have been utilized by the Applicable Group if no member of the Applicable Group had ever been included in the Green Consolidated Group and all Pro Forma Consolidated Federal Income Tax Returns had been actual consolidated federal Income Tax Returns; provided, however, that such consolidated federal Income Tax Returns shall not reflect any carryovers of any Tax Items from a Tax Period ending on or before the date of the Transaction Agreement, including Tax Items that arise from any adjustment to taxable income, regardless whether such Tax Items were utilized on a consolidated federal Income Tax Return of Green for such a Tax Period;

            (e) each Pro Forma Consolidated Federal Income Tax Return shall be prepared such that the provisions of the Code that require consolidated computations, such as Code Sections 1201-1212 and 1231, shall be applied separately to each Applicable Group;

            (f) each Pro Forma Consolidated Federal Income Tax Return shall apply Treas. Reg. Section 1.1502-13 as if the Applicable Group and the Green Consolidated Group (including the members of the NYC Group and the PRR Group) were a single affiliated group; provided, however, that if and when the Applicable Group ceases to be included in the Green Consolidated Group each Pro Forma Consolidated Federal Income Tax Return also shall include any gains or losses of the members of the Applicable Group on transactions that must be taken into account pursuant to Treas. Reg.
      Section 1.1502-13 and reflected on the Green Consolidated Return; and

            (g) each Pro Forma Consolidated Federal Income Tax Return shall be prepared, to the extent practicable and not inconsistent with items (a) through (f) of this definition, in a manner consistent with Green's preparation of the consolidated U.S. federal Income Tax Return for the Affiliated Group for the relevant Tax Period.

      "PRR" has the meaning set forth in the Preamble.

      "PRR DISTRIBUTION" has the meaning set forth in the Recitals.

      "PRR GROUP" means PRR and its Subsidiaries.

      "PRR INTERNAL DISTRIBUTIONS" has the meaning set forth in the Recitals.

      "PRR SEPARATION" has the meaning set forth in the Recitals.

      "PRR SHARES" has the meaning set forth in the Recitals.

      "RETURN" means any report of Taxes due, any information return with respect to Taxes, or any other similar report, statement, declaration, or documentation required to be filed under the Code or other laws, any claims for refund of Taxes paid, and any amendments or supplements to any of the foregoing.

      "RULING" means the initial private letter ruling, if any, issued by the Service in connection with the Internal Distributions and the Distributions (and, in each case, any related transactions).

      "RULING DOCUMENTS" means the request for the Ruling submitted to the Service, together with the appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the Service, in connection with the Internal Distributions and the Distributions (and, in each case, any related transactions).

      "SEPARATIONS" has the meaning set forth in the Recitals.

      "SERVICE" means the U.S. Internal Revenue Service, or any successor agency or authority.

      "STATE AND LOCAL INCOME TAX FLOOR" means (A) in the case of the members of the PRR Group, an aggregate amount equal to the largest amount that both (i) does not exceed (but may equal) the aggregate state and local Income Taxes allocated to such members pursuant to Sections 2.02(a) and (b) and (ii) when multiplied by 0.724137931, does not exceed (but may equal) the aggregate amount of state and local Income Taxes allocated to the members of the NYC Group pursuant to Sections 2.02(a) and (b) and (B) in the case of the members of the NYC Group, an aggregate amount equal to the product of (i) the PRR Group's State and Local Income Tax Floor and (ii) 0.724137931 and (C) in the case of all other Group's, the State and Local Income Tax Floor shall be zero. The Parties agree and acknowledge that the calculation of the State and Local Income Tax Floor for the members of the NYC Group and the members of the PRR Group may be an iterative calculation and agree that such a calculation shall be made with the goal of determining, and in a manner that will result in, the largest State and Local Income Tax Floor for each. The State and Local Income Tax Floor shall only apply to offset those state and local Income Taxes described in Sections 2.02(a) and (b) that would otherwise be payable.

      "SUBSIDIARY" means, when used with reference to a specified Person, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries or by such Person and one or more of its subsidiaries; provided that CRR Parent and any Person in which CRR Parent owns, directly or indirectly, an interest (it being assumed for the purposes of this Agreement that CRR Parent does not own, directly or indirectly, an interest in either CSX or NSC) shall not be considered a subsidiary of either CSX or NSC for purposes of this Agreement.

      "TAX" means taxes of any kind, levies or other similar assessments, customs, duties, imposts, charges or fees, including, without limitation, Income Taxes, gross receipts, ad valorem, excise, real or personal property, sales, use, payroll, withholding, unemployment, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, local or foreign government or subdivision thereof, and, in each instance, such term shall include any interest, penalties or additions to tax attributable to such tax or taxes.

      "TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding (in each case, including, without limitation, any determination with respect to a claim for refund and without regard to whether such matter was initiated by an appropriate taxing authority or in response to a claim for a refund of Taxes) with the purpose or effect of redetermining Taxes of a Party.

      "TAX-FREE STATUS" shall mean the qualification of each of the Distributions (i) as transactions described in Sections 355(a)(1) and 368(a)(1)(D) of the Code, (ii) as transactions in which the stock distributed thereby is qualified property for purposes of section 355(c)(2) of the Code, and
(iii) as a transaction in which Green and its Subsidiaries recognizes no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

      "TAX ITEMS" has the meaning set forth in the definition of Pro Forma Consolidated Federal Income Tax Return.

      "TAX LOSSES" shall mean Taxes, plus any fees, costs and expenses (including legal and accounting fees, costs and expenses) that lead to an indemnification payment under Article III.

      "TAX PERIOD" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable law.

      "TRANSACTION AGREEMENT" means the Transaction Agreement among CSX, CSX Transportation, Inc., NS, Norfolk Southern Railway Company, CRR, CRC and CRR Holdings LLC, dated as of June 10, 1997.

      The following terms shall have the meanings ascribed to them in the Distribution Agreement (the page number opposite each term refers to the page in the Distribution Agreement where such term is defined):

      "BUSINESS DAY".....................................   2
      "CRR PARENT".......................................   1
      "CSXT".............................................   1
      "DISTRIBUTION DATE"................................  16

      "NSR"..............................................   1
      "NYC MEMBERSHIP INTEREST"..........................   4
      "NYC NEWCO"........................................   4
      "PRR MEMBERSHIP INTEREST"..........................   5
      "PRR NEWCO"........................................   5
      "TRANSFER".........................................   6

                                   ARTICLE II

                   ALLOCATION OF INCOME TAXES AND OTHER TAXES

      Section 2.01. ALLOCATION OF U.S. FEDERAL INCOME TAXES.

            (a) For each Tax Period ending after the date of the Transaction Agreement and beginning on or before the Distribution Date, each Applicable Group shall prepare a Pro Forma Consolidated Federal Income Tax Return. Each Applicable Group shall pay to Green within ten days of receiving a written request for payment from Green an amount equal to the excess, if any, of (i) such Group's Allocable Share over (ii) such Group's Exemption Amount; provided, however, that no portion of the State and Local Income Tax Floor shall be taken into account.

            (b) If the U.S. federal Income Taxes of the Affiliated Group are adjusted for any Tax Period ending after the date of the Transaction Agreement and beginning on or before the Distribution Date, whether by means of an amended Return, claim for refund, loss carryback for a tax period following the Distribution Date or after a Tax Contest, the liability of each Applicable Group shall be recomputed under Section 2.01(a) to give effect to such adjustments and appropriate payments shall promptly be made from the Applicable Group to Green or from Green to the Applicable Group consistent with such recalculation.

      Section 2.02. ALLOCATION OF STATE AND LOCAL INCOME TAXES.

            (a) If state and local Income Taxes are reflected on a Return filed by one member of the Green Consolidated Group which Return includes income, profits or transactions of one or more other members of the Green Consolidated Group, such Income Taxes shall be allocated among and, subject to
Section 2.02(d), paid by such members consistent with the principles set forth in Sections 2.01(a) and 2.01(b); provided, however, that no portion of the Exemption Amount shall be taken into account.

            (b) State and local Income Taxes attributable to a Return that includes only the income, profits or transactions of one member of the Green Consolidated Group shall, subject to Section 2.02(d), be paid by such member; provided, however, that no portion of the Exemption Amount shall be taken into account.

            (c) If the state and local Income Taxes are adjusted for any Tax Period ending after the date of the Transaction Agreement and beginning on or before the Distribution Date, whether by means of an amended Return, claim for refund, carryback of a tax loss from a tax period following the Distribution Date or after a Tax Contest, the liability for such Taxes shall be recomputed under the principles of Section 2.02(a) or (b), as applicable, to give effect to such adjustments and appropriate payments shall be made between the Parties within 10 days of receipt of notice of the change and the amount involved (or, if later, within 10 days of receipt of a refund).

            (d) Notwithstanding the provisions of Section 2.02(a) and (b), the aggregate annual amount of state and local taxes payable by the members of the PRR Group and the NYC Group shall equal (A) in the case of the members of the PRR Group, an amount equal to the excess, if any, of (i) the aggregate amount allocated to such members pursuant to Sections 2.02(a) over (ii) the State and Local Income Tax Floor and (B) in the case of the members of the NYC Group, an amount equal to the excess, if any, of (i) the aggregate amount allocated to such members pursuant to Sections 2.02(a) and (b) over (ii) the State and Local Income Tax Floor.

      Section 2.03. ALLOCATION OF TAXES OTHER THAN INCOME TAXES.

            (a) Taxes not provided for in Sections 2.01 or 2.02 and attributable to a Return filed by one member of the Green Consolidated Group and that relate to the assets, employees, transactions of or are otherwise attributable to one or more other members of the Green Consolidated Group shall, to the extent not inconsistent with the Transaction Agreement or any other agreement entered into among NS, CSX and one or more of the Parties, be allocated among and paid by such members of the Green Consolidated Group consistent with the principles set forth in Sections 2.01(a) and 2.01(b); provided, however, that no portion of the Exemption Amount or the State and Local Income Tax Floor shall be taken into account.

            (b) Taxes not provided for by Sections 2.01 or 2.02 and attributable to a Return that relates to only the assets, employees, transactions of or is otherwise attributable to only one member of the Green Consolidated Group shall be paid by such member; provided, however, that no portion of the Exemption Amount or the State and Local Income Tax Floor shall be taken into account.

            (c) If Taxes subject to section 2.03(a) or 2.03(b) are adjusted for any Tax Period ending after the date of the Transaction Agreement and beginning on or before the Distribution Date, whether by means of an amended Return, claim for refund, or after a Tax Contest, the liability for such Taxes shall be recomputed under the principles of Section 2.03(a) or (b), as applicable, to give effect to such adjustments and appropriate payments shall be made between the Parties within 10 days of receipt of notice of the change and the amount involved (or, if later, within 10 days of receipt of a refund).

                                  ARTICLE III

                TAXES ATTRIBUTABLE TO THE CSX DISTRIBUTIONS AND
                    THE NS DISTRIBUTIONS; ADDITIONAL RULINGS

      Section 3.01. RESTRICTIONS ON POST-DISTRIBUTION ACTIONS.

            (a) If the NYC Separation, the NYC Internal Distributions and the NYC Distribution occur and are intended to qualify as tax free under Code Sections 368 and 355, neither CSX nor any of its Subsidiaries (collectively, the "CSX ENTITIES") shall take any action, fail to take any action or permit any Subsidiary to take or fail to take any action, which action or failure to act would be inconsistent with or cause to be untrue any information, covenant or representation in the Ruling Documents, the Ruling or this Agreement.

            (b) If the PRR Separation, the PRR Internal Distributions and the PRR Distribution occur and are intended to qualify as tax free under Code Sections 368 and 355, neither NS nor any of its Subsidiaries (collectively, the "NS ENTITIES") shall take any action, fail to take any action or permit any Subsidiary to take or fail to take any action, which action or failure to act would be inconsistent with or cause to be untrue any information, covenant or representation in the Ruling Documents, the Ruling or this Agreement.

      Section 3.02. ALLOCATION OF DISTRIBUTION RELATED LIABILITY.

            (a) NYC Newco and the CSX Entities shall be jointly and severally liable for, and shall indemnify and hold harmless the NS Entities, Green and each member of the Green Consolidated Group (other than NYC Newco and the CSX Entities) from and against, on an after-tax basis, any and all Tax Losses resulting from the NYC Separation, the NYC Internal Distributions and the NYC Distribution to the extent such Taxes result from

                  (i) any event or transaction after the NYC Distribution that involves the stock, assets, or business of the CSX Entities, whether or not such event or transaction is the result of direct actions of, or within the control of, the CSX Entities,

                  (ii) any act or failure to act on the part of any of the CSX Entities after the NYC Distribution,

                  (iii) the breach of any representation or covenant or the
                        inaccuracy of any information regarding the CSX Entities included in the Ruling Documents or the Ruling, or

                  (iv) any Contemplated Actions undertaken by any of the CSX Entities pursuant to Section 3.02(d).

            (b) PRR Newco and the NS Entities shall be jointly and severally liable for, and shall indemnify and hold harmless the CSX Entities, Green and each member of the Green Consolidated Group (other than PRR Newco and the NS Entities) from and against, on an after-tax Basis, any and all Tax Losses resulting from the PRR Separation, the PRR Internal Distributions and the PRR Distribution to the extent such Taxes result from

                  (i) any event or transaction after the PRR Distribution that involves the stock, assets, or business of the NS Entities, whether or not such event or transaction is the result of direct actions of, or within the control of, the NS Entities,

                  (ii) any act or failure to act on the part of any of the NS Entities after the PRR Distribution,

                  (iii) the breach of any representation or covenant or the
                        inaccuracy of any information regarding the NS Entities included in the Ruling Documents or the Ruling, or

                  (iv) any Contemplated Actions undertaken by any of the NS Entities pursuant to Section 3.02(d).

            (c) NS or CSX may request that Green seek to obtain a ruling from the Service that certain actions that the requesting party wishes to take (the "CONTEMPLATED ACTIONS") will not result in the Separations, the Internal Distributions or the Distributions (and, in each case, any related transactions) being taxable to the Green Consolidated Group or its direct or indirect shareholders (an "ADDITIONAL RULING"). Such a request shall not be unreasonably denied; provided, however, that Green shall not be obligated to request an Additional Ruling if it determines in good faith that such request might have a material adverse effect on the Green Consolidated Group. The party requesting the Additional Ruling shall bear all reasonable costs and expenses incurred by Green in requesting any Additional Ruling.

            (d) If an Additional Ruling is obtained in form and substance acceptable to Green, CSX and NS, then the CSX Entities or the NS Entities, as the case may be, may engage in such Contemplated Actions to the extent consistent with the Additional Ruling. CSX agrees that Green is to have no liability for any Tax resulting from any Contemplated Actions permitted pursuant to this Section 3.02(d) undertaken by any CSX Entity, and CSX agrees to indemnify and hold harmless Green, each member of the Green Consolidated Group (other than the CSX Entities), and each NS Entity from and against any such Tax. NS agrees that Green is to have no liability for any Tax resulting from any Contemplated Actions permitted pursuant to this Section 3.02(d) undertaken by any NS Entity, and NS agrees to indemnify and hold harmless Green, each member of the Green Consolidated Group (other than the NS Entities), and each CSX Entity from and against any such Tax.

            (e) The CSX Entities and the NS Entities shall cooperate with Green and take all reasonable actions requested by Green in connection with obtaining the Ruling and any Additional Rulings, including making any representation or covenant and providing any materials or information requested by Green or the Service (provided that neither the CSX Entities nor the NS Entities, as the case may be, shall be required to make any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

      Section 3.03. SPECIAL REPRESENTATIONS.

            (a) Each of NS and PRR hereby represents and warrants that (i) it has examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of NS and its Subsidiaries and PRR its Subsidiaries, the NS business and the PRR business, and the NS affiliated group of corporations and the PRR Group) and (ii) to the extent descriptive of NS and PRR their respective subsidiaries, the NS business and the PRR business, and the PRR Group, the facts presented and the representations made therein are true and correct, except to the extent that any such facts or representations:

                  (i) are about the CSX and its Subsidiaries or the Green Consolidated Group, including NYC (except for facts about the PRR Business);

                  (ii) describe or characterize the purposes of CSX or Green management for the Distributions; or

                  (iii) set forth legal conclusions.

            (b) Each of NS and PRR hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, that would (i) cause either of the Distributions not to have Tax-Free Status or (ii) cause any representation or factual statement made in this Tax Sharing Agreement or in the Ruling Documents to be untrue in a manner that would have an adverse effect on the Tax-Free Status of either of the Distributions.

            (c) Each of CSX and NYC hereby represents and warrants that (i) it has examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of CSX and its Subsidiaries and NYC and its Subsidiaries, the CSX business and the NYC Business, and the CSX affiliated group of corporations and the NYC Group) and (ii) to the extent descriptive of CSX and NYC and their respective Subsidiaries, the CSX business and the NYC Business and the NYC Group, the facts presented and the representations made therein are true and correct, except to the extent that any such facts or representations:

                  (i) are about the NS and its Subsidiaries or the Green Consolidated Group, including PRR (except for facts about the NYC Business);

                  (ii) describe or characterize the purposes of NS or Green management for the Distributions; or

                  (iii) set forth legal conclusions.

            (d) Each of CSX and NYC hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, that would (i) cause either of the Distributions not to have Tax-Free Status or (ii) cause any representation or factual statement made in this Tax Sharing Agreement or in the Ruling Documents to be untrue in a manner that would have an adverse effect on the Tax-Free Status of either of the Distributions.

                                   ARTICLE IV

             FILING OF INCOME TAX RETURNS; PAYMENT OF INCOME TAXES

      Section 4.01. TAX RETURNS FOR PRE-DISTRIBUTION PERIODS.

            (a)   Green shall prepare and file or cause to be prepared and filed
(i) the Green Consolidated Return for all Pre-Distribution Periods, including the taxable period which includes the Distribution Date, (ii) all other Returns for Pre-Distribution Periods that are required to be filed by Green or any member of the Green Consolidated Group and (iii) all other Returns of or which include one or more members of the PRR Group and/or the NYC Group that are required to be filed (taking into account any extensions) on or prior to the Distribution Date. Green shall pay, or cause to be paid, any and all Taxes due with respect to such Returns, subject to its right, if any, to receive payments for such Taxes from the party to which the Tax liability is allocated pursuant to Article II of this Agreement.

            (b) Green shall prepare or cause to be prepared, with the cooperation and assistance of members of the NYC Group or the PRR Group, as the case may be, and the NYC Group or the PRR Group, as the case may be, shall file or cause to be filed (in the form and manner so prepared by Green), any Return that (X) includes one or more members of the NYC Group or the PRR Group for a Pre-Distribution Period, (Y) is not required to be, and is not, filed on or prior to the Distribution Date and (Z) is required to be filed by a member of the NYC Group or the PRR Group. Green shall pay or cause to be paid, to the relevant taxing authority, any and all Taxes due with respect to such Returns, subject to its right to receive payments for such Taxes from the party to which the Tax liability is allocated pursuant to Article II of this Agreement. If either the NYC Group or the PRR Group receives a refund in respect of any return filed pursuant to this Section 4.01(b), and such refund is allocable to members of the Green Consolidated Group other than the NYC Group or the PRR Group (whichever group filed the Return), such refund shall be paid to Green upon receipt and allocated among the Parties pursuant to Article II of this Agreement.

            (c) Green shall prepare or cause to be prepared any documentation required to be filed in connection with the making of estimated Tax payments due in respect of Pre-Distribution Periods for which Green (or another member of the Green Consolidated Group) is obligated to prepare a Return hereunder, and shall make any such estimated Tax payments, whether due before, on or after the Distribution Date, subject to its right to receive payments for such Taxes from the party to which the Tax liability is allocated pursuant to Article II of this Agreement.

      Section 4.02. TAX RETURNS FOR POST-DISTRIBUTION PERIODS.

            (a) The NYC Group or the PRR Group, as the case may be, shall be responsible for (i) preparing and filing or causing to be prepared and filed all Returns that are required to be filed by any member of the NYC Group or the PRR Group, as the case may be, for any Post-Distribution Period and (ii) paying the Tax liability due with respect to such Returns.

            (b) Green shall be responsible for (i) preparing and filing or causing to be prepared and filed all Returns required to be filed by a member of the Green Consolidated Group (other than the NYC Group and the PRR Group) for any Post-Distribution Period and (ii) paying the Tax liability due with respect to such Returns.

      Section 4.03. PREPARATION OF RETURNS.

            (a) Green shall have the authority to (i) determine the entities to be included in a Return that includes one or more members of the Green Consolidated Group and (ii) make or revoke any Tax elections, adopt or change any accounting methods, and determine any other position taken on or in respect of any Return that it is required to prepare pursuant to this Article IV. The NYC Group or the PRR Group, as the case may be, shall have the authority to make or revoke any Tax elections, adopt or change any accounting methods, and determine any other position taken on or in respect of any Return that it is required to prepare pursuant to this Article IV.

            (b) The NYC Group or the PRR Group, as the case may be shall, and shall cause each of their respective members to prepare and submit promptly to Green, at the NYC Group or the PRR Group's expense, all information that Green shall reasonably request, in such form as Green shall reasonably request, relating to the rights and obligations of Green hereunder, including such information so requested to enable Green to prepare any Return that Green is responsible for preparing or filing under this Article IV.

            (c) Except as required by applicable law or as a result of a Final Determination, NYC shall not, and shall cause each member of the NYC Group not to, take any position that is either inconsistent with the treatment of the Distributions as tax-free under Sections 355 and 368(a)(1)(D) of the Code (or analogous status under state, local or foreign law) or, with respect to a specific item of income, deduction, gain, loss, or credit on an income tax Return for a Post-Distribution Period inconsistent with a position taken on an income tax Return prepared or filed by Green pursuant to Article IV hereof (including, without limitation, the claiming of a deduction previously claimed on any such income tax Return). Except as required by applicable law or as a result of a Final Determination, PRR shall not, and shall cause each member of the PRR Group not to, take any position that is either inconsistent with the treatment of the Distributions as tax-free under Sections 355 and 368(a)(1)(D) of the Code (or analogous status under state, local or foreign law) or, with respect to a specific item of income, deduction, gain, loss, or credit on an income tax Return for a Post-Distribution Period inconsistent with a position taken on an income tax Return prepared or filed by Green pursuant to Article IV hereof (including, without limitation, the claiming of a deduction previously claimed on any such income tax Return). For U.S. federal income Tax purposes, the taxable year of each domestic member of the NYC Group and the PRR Group shall end as of the close of the Distribution Date and, with respect to all other income Taxes, Green (or the appropriate member of the Green

Consolidated Group) and PRR and NYC shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable period of the members of its respective Group as of the close of the Distribution Date. Neither any member of the Green Consolidated Group nor any member of the NYC Group or the PRR Group shall take any position inconsistent with the preceding sentence on any income Tax Return

                                   ARTICLE V

                                  TAX CONTESTS

      Section 5.01. NOTIFICATION, PARTICIPATION AND CONSULTATION. Green shall promptly notify the appropriate member of the NYC Group or the PRR Group, as the case may be, in writing of any written communication received by Green or any member of the Green Consolidated Group with respect to any pending or threatened Tax Contest in connection with any Tax liability (or an issue related thereto) for which a member of the NYC Group or the PRR Group may be responsible pursuant to this Agreement (provided that if notice is received with regard to a pending or threatened Tax Contest for which either the CSX Entities or the NS Entities would reasonably be expected to have an indemnification obligation pursuant to
Article III of this Agreement, prompt notice shall be supplied to both the NYC Group and the PRR Group). Green shall include with such notice an accurate and complete copy of any written communication so received by a member of the Green Consolidated Group. The failure of Green timely to forward such notification in accordance with the immediately preceding sentence shall not relieve the appropriate member of the NYC Group or the PRR Group, as the case may be, of its obligation (if any) to pay such Tax liability or indemnify any other Party therefor, except and to the extent that the failure timely to forward such notification actually and materially prejudices the ability of the appropriate member of the NYC Group or the PRR Group, as the case may be, to contest such Tax liability or materially increases the amount of such Tax liability. The parties shall consult with each prior to entry into any settlement.

      Section 5.02. PRE-DISTRIBUTION PERIODS.

            (a) The NYC Group shall have the sole right, at the NYC Group's expense, to represent the interest of the NYC Group in any Tax Contest with respect to a Return that (i) includes solely one or more members of the NYC Group and (ii) relates solely to items for which the NYC Group is responsible hereunder.

            (b) The PRR Group shall have the sole right, at the PRR Group's expense, to represent the interest of the PRR Group in any Tax Contest with respect to a Return that (i) includes solely one or more members of the PRR Group and (ii) relates solely to items for which the PRR Group is responsible hereunder.

            (c) Except as otherwise provided in Sections 5.02(a) and 5.02(b), Green shall have the sole right, at its own expense, to represent the interests of the members of the Green Consolidated Group in any Tax Contest relating to a Pre-Distribution Period (including the right to retain counsel, at Green's expense, reasonably acceptable to the NYC Group and the PRR Group); provided, however, that if a Tax Contest includes any issue for which either the CSX

Entities or the NS Entities would reasonably be expected to have an indemnification obligation pursuant to Article III of this Agreement, either the CSX Entities or the NS Entities, or both Groups jointly and cooperatively, as the case may be (the "INDEMNIFYING PARTY"), shall have the right to represent the members of the Green Consolidated Group (including the right to retain counsel of the Indemnifying Party's choice) with respect to any such issue in such a Tax Contest, and, regardless whether the Indemnifying Party elects to represent the members of the Green Consolidated Group with respect to such issue, any expenses relating to any such issue shall be borne and paid by the Indemnifying Party. Regardless whether there is an Indemnifying Party that is entitled to represent the Green Consolidated Group with respect to any part of a Tax Contest pursuant to the proviso in the preceding sentence, both the CSX Entities (or their designee) and the NS Entities (or their designee) shall have the right to attend any formally scheduled meetings with any taxing authority or hearings or proceedings before any judicial authorities in connection with any Tax Contest for which representation is determined by this Section 5.02(c).

      Section 5.03. POST-DISTRIBUTION PERIODS.

            (a) Green shall have the sole right to represent (at its own expense) the interests of the Green Consolidated Group and its members (other than the NYC Group and the PRR Group) in any Tax Contest relating to a Post-Distribution Period.

            (b) The members of the NYC Group or the PRR Group shall have the sole right to represent (at each groups' own expense) the interests of any member of their respective groups in any Tax Contest relating to a Post-Distribution Period.

                                   ARTICLE VI

                        COOPERATION AND RECORD RETENTION

      Section 6.01. COOPERATION. Each member of the Green Consolidated Group shall cooperate fully, as and to the extent reasonably requested by any other member of such group, in connection with the preparation and filing of Returns and in any Tax Contest. Such cooperation shall include the retention and (upon a member of the Green Consolidated Group's request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any document or information provided hereunder.

      Section 6.02. RECORD RETENTION. The Parties agree (A) to retain all books and records with respect to Tax matters pertinent to a member of the Green Consolidated Group for any Pre-Distribution Period until the expiration of the statute of limitations (including extensions thereof) of the respective Tax Periods, and to abide by all record retention agreements entered into with any taxing authority and (B) to give each other member of the Green Consolidated Group reasonable written notice prior to transferring, destroying or discarding any such books and records and, if a member of the Green Consolidated Group so requests, Green or the Applicable Group shall allow such Party to take possession of such books and records.

                                  ARTICLE VII

                             MISCELLANEOUS MATTERS

      Section 7.01. AMENDMENT AND WAIVER. This Agreement shall not be amended or modified in any manner whatsoever without the written consent of each of the Parties. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or covenant, duty, agreement or condition.

      Section 7.02. ENTIRE AGREEMENT. Except as otherwise provided herein, the Parties agree that this Agreement constitutes the entire Agreement between them in respect of the subject matter of this Agreement.

      Section 7.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy (which is confirmed) or on the date received if mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            (a)   If to Green, CRR, CRR Group, CRC or CRC Group:

                  Conrail, Inc.
                  2001 Market Street
                  Philadelphia, PA  19103
                  Telecopy number:  215-209-1300
                  Attention:  Pat Rogers, Vice President

            (b)   If to NS, PRR or PRR Group:

                  PRR
                  2001 Market Street
                  Philadelphia, PA 19103
                  Telecopy number: 215-209-1300
                  Attention: William A. Galanko, Vice-President-Taxation

                  Copy to:

                  Norfolk Southern Corporation
                  Three Commercial Place
                  Norfolk, Virginia  23510
                  Telecopy number:  757-629-2898
                  Attention:   William A. Galanko, Vice-President-Taxation

            (c)   If to CSX, NYC or NYC Group:

                  NYC
                  2001 Market Street
                  Philadelphia, PA 19103
                  Telecopy number: 215-209-1300
                  Attention:   David A. Boor, Vice-President - Tax & Treasury

                  Copy to:

                  CSX Corporation
                  500 Water Street
                  15 Th. Floor
                  Jacksonville, Florida 32202
                  Telecopy number:  904-633-5226
                  Attention:   David A. Boor, Vice-President - Tax & Treasury

      Section 7.04. DISPUTE RESOLUTION. Any dispute or disagreement relating to this Agreement shall be resolved under the dispute resolution procedures set forth in Section 11.12 of the Transaction Agreement.

      Section 7.05. REMEDIES. Any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such Party may have been granted at any time under any other agreement or contract and (except as may be limited by this Agreement) all of the rights which such Party may have under any law. Any such Party shall be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

      Section 7.06. SUCCESSORS AND ASSIGNS. No Party may assign or delegate any of such Party's rights or obligations under or in connection with this Agreement without the written consent of the other Parties. All covenants and agreements contained in this Agreement by or on behalf of any of the Parties will be binding upon and enforceable against the respective successors and assigns of such Party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such Party.

      Section 7.07. SEVERABILITY; NO PRESUMPTION AGAINST DRAFTER. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      Section 7.08. COUNTERPARTS. This Agreement may be executed simultaneously in three or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same agreement, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

      Section 7.09. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      Section 7.10. NO THIRD-PARTY BENEFICIARIES. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      Section 7.11. FORM OF PAYMENTS AND LATE PAYMENTS. Any payments owed by one Party to another under this Agreement shall be made in U.S. dollars, and shall be paid in immediately available funds and in such other manner as the Party to whom such payment is owed may reasonably request. Any payments required by this Agreement that are not made when due shall bear interest at the rate publicly announced by Citibank, N.A.. in New York City from time to tome as its prime rate, plus six percent, from the due date of the payment to the date paid.

      Section 7.12. CONFIDENTIALITY. Each of NYC, PRR and Green agrees that any information furnished pursuant to this Agreement is confidential and, except as and to the extent required by law or otherwise during the course of an audit or litigation or other administrative or legal proceeding, shall not be disclosed to other Persons. Notwithstanding anything in this Agreement to the contrary, the parties hereto (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and the tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analysis) relating to such tax treatment and tax structure (but no other details regarding matters covered by this Agreement, including without limitation, the identities of the parties), provided, however, that with respect to any contemplated mergers and acquisitions, as defined in paragraph (b)(3)(ii)(B) of treasury regulations Section 1.6011-4, this Agreement shall only permit the disclosure of the tax treatment and tax structure, each as defined in treasury regulations Section 1.6011-4, of the Transaction (but no other details regarding matters covered by this Agreement, including, without limitation, the identities of the parties), from and after the earliest to occur of the circumstances described in paragraph (b)(3)(ii)(B) of treasury regulations Section 1.6011-4. This Agreement shall not be construed to limit in any way any parties ability to consult any tax advisor regarding the tax treatment or tax structure of any aspect of the transactions contemplated by this Agreement. These provisions are meant to be interpreted so as to prevent any proposed transaction from being treated as offered under "conditions of confidentiality" within the meaning of the Code and the treasury regulations thereunder.

      Section 7.13. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

      IN WITNESS WHEREOF, the Agreement has been duly executed as of the day and year first above written.

                                         GREEN ACQUISITION CORP.,
                                         a Pennsylvania corporation



                                         By:____________________________________
                                            Name: ______________________________
                                            Title:______________________________



                                         CONRAIL INC.



                                         By:____________________________________
                                            Name: ______________________________
                                            Title:______________________________



                                         CONSOLIDATED RAIL CORPORATION,
                                         a Pennsylvania corporation



                                         By:____________________________________
                                            Name: ______________________________
                                            Title:______________________________



                                         PENNSYLVANIA  LINES LLC,
                                         a Delaware limited liability company



                                         By:____________________________________
                                            Name: ______________________________
                                            Title:______________________________

                                         NEW YORK CENTRAL LINES LLC,
                                         a Delaware limited liability company



                                         By:____________________________________
                                            Name: ______________________________
                                            Title:______________________________



                                         Solely for purposes of Article III and
                                         sections 3.03 and 4.03(c)

                                         CSX CORPORATION,
                                         a Virginia corporation



                                         By:____________________________________
                                            Name: ______________________________
                                            Title:______________________________



                                         Solely for purposes of Article III and
                                         sections 3.03 and 4.03(c)

                                         NORFOLK SOUTHERN CORPORATION,
                                         a Virginia corporation



                                         By:____________________________________
                                            Name: ______________________________
                                            Title:______________________________